Exhibit 5.2

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

7 May 2026

Matter No.: 1016468

+1 441 279 5327

Jacqueline.King@conyers.com

Aegon Ltd.

World Trade Center

Schiphol Boulevard 223

1118 BH Schiphol

The Netherlands

Dear Sirs or Madams

Re: Aegon Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with an offering pursuant to the Prospectus Supplement (as defined below) in connection with a registration statement on Form F-3ASR (Registration Nos. 333-287291 and 333-287291-01) (the “Registration Statement”) of the Company and Aegon Funding Company LLC (the “Issuer”) including a prospectus filed with the U.S. Securities and Exchange Commission (the “Commission”) on 15 May 2025 (the “Base Prospectus”) as supplemented by the preliminary prospectus supplement dated 28 April 2026 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated 30 April 2026 (the “Prospectus Supplement” and together with the Base Prospectus, the “Final Prospectus”), relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an offering by the Issuer of an aggregate of US$500,000,000 principal amount of its 5.625% Senior Notes due 2036 (the “Notes”). The Issuer’s obligations under the Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Company pursuant to the guarantees dated 7 May 2026 granted in favour of the holder of each Note and the Trustee (as defined below) on behalf of such holder (the “Guarantees”). The Notes will be issued pursuant to an indenture dated as of 11 October 2001 by and among Aegon N.V. (subsequently renamed to Aegon Ltd.), the Issuer and The Bank of New York Mellon Trust Company, N.A. (as successor to Citibank, N.A.), as trustee (the “Trustee”) as supplemented by an eleventh supplemental indenture dated 7 May 2026 by and among the Company, the Issuer, the Trustee and Citibank, N.A. as registrar and paying agent (the “Supplemental Indenture”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement including the Final Prospectus;

1.2.	the executed Supplemental Indenture; and

1.3.	the executed Notes and Guarantees dated 7 May 2026.

The documents listed in items 1.2 through 1.3 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.4.	copies of the memorandum of continuance and the bye-laws of the Company, each certified by the Secretary of the Company on 7 May 2026;

1.5.

copies of minutes of a meeting of the Company’s board of directors held on 2 December 2025 and 4 December 2025 respectively certified by the Secretary of the Company on 7 May 2026 (the “December Resolutions”); together with written resolutions of the Chief Executive Officer of the Company dated 5 May 2026 pursuant to delegated authority of the board of directors pursuant to the December Resolutions certified by the Secretary of the Company on 7 May 2026 (the “May Resolutions”, and together with the December Resolutions, the “Resolutions”); and

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents;

2.4.	the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us;

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2.6.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.8.	the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms;

2.9.

the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York (the “Foreign Courts”);

2.10.	that none of the parties to the Documents is carrying on investment business for the purposes of the Investment Business Act 2003 (as amended); and

2.11.	at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due.

3.	QUALIFICATIONS

3.1.	The obligations of the Company under the Documents:

(a)

will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)

may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

3.2.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

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3.3.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Notes, including the Guarantees by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.

The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of continuance or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

4.3.

The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Documents have been duly executed and delivered by or on behalf of the Company, and constitute the valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K on the date hereof, which Form 6-K will be incorporated by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Securities Act or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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